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REPUBLIC FIRST BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

DRIVER MANAGEMENT COMPANY LLC DRIVER OPPORTUNITY PARTNERS I LP J. ABBOTT R. COOPER PETER B. BARTHOLOW PAMELA D. BUNDY RICHARD H. SINKFIELD III
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Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Republic First Bancorp, Inc., a Pennsylvania corporation.

On July 29, 2022, J. Abbott R. Cooper, Managing Member of Driver Management Company LLC, was quoted in the following article in the S&P Global Market Intelligence:

Republic First an attractive target despite underperformance, boardroom drama

S&P Global Market Intelligence

By Lauren Seay and David Hayes

July 29, 2022

Republic First Bancorp Inc. has quite a bit of baggage, but that doesn't mean it's not an attractive target.

The company is dealing with multiple investor activism campaigns, legal battle fallout from a split board and underperformance compared to peers. But those issues are not enough to completely deter bank buyers from pursuing an acquisition of the Philadelphia-based Republic First, and an eventual sale is the most likely outcome, industry observers and dealmakers said.

"Sometimes the lower-performing companies are the better acquisition targets. You can just squeeze on the expense side and on the personnel side and take their platform and put it on to yours and make it work more efficiently," John Gorman, a partner at Luse Gorman PC who is not involved with the company but is a longtime observer of the bank space, said in an interview.

Still, Republic First — which did not reply to multiple requests for comment — is unlikely to fetch a high premium given the depressed M&A environment along with its underperformance, a large securities portfolio and culture issues its boardroom battle exposed.

"You never want to sell from a position of weakness, because then your deal value is minimized. And clearly, with what's going on in the balance sheet and the drama, you wouldn't necessarily be in a position to sell from a position of strength," a depository investment banker with over 20 years of M&A and capital markets experience told S&P Global Market Intelligence. "[But] there's probably sharks in the water that are waiting to pick this up on the cheap."

What makes Republic First an attractive target

The investment banker added that potential buyers are likely circling because Republic First has several attractive qualities including a vast footprint in the desirable Philadelphia market and a sticky deposit base at a time when funding costs are rising with interest rates.

Republic First's underperformance relative to peers is also unlikely to deter suitors because a buyer would have ample low-hanging fruit to improve profitability, sources said. As of March 31, Republic First had the lowest loan-to-deposit ratio, second-lowest return on average assets, second-highest efficiency ratio, and second-lowest net interest margin compared to a select group of peers, an analysis by S&P Global Market Intelligence showed.

"A buyer can come in, take the deposits, shrink the size of the investment portfolio, if not sell all of it, and then redeploy that into higher-yielding loans," the depository investment banker said. "They'll get the funding synergies of the cheaper deposits, but then they'll be able to enjoy a much higher run rate on net interest margin because a likely acquirer is going to have better lending opportunities."

A logical acquirer would have an existing presence in the Philadelphia market given how hyper-competitive the area is, experts said. A buyer experienced in M&A would also create a better pathway for the successful integration of a company that has dealt with a number of challenges that are likely weighing employee morale.

"You wouldn't want a new acquirer to take this company. That would be a hard task," Gorman said. "You need someone that has experience with acquisitions."

The securities obstacle

However, Republic First's large securities portfolio presents a valuation challenge, advisers said.

The company reported $2.88 billion in total cash and securities at March 31, making up more than half of its $5.69 billion in total assets. Net loans and leases, which totaled $2.55 billion at March 31, made up just 45% of its total assets.

Abbott Cooper, founder and managing member of Driver Management Co. LLC, began his shareholder activism campaign in December 2021, and thought at the time that a sale was the best option. Now he is unsure if a deal makes sense in the near term, he said in an interview.

Rising rates have resulted in massive unrealized losses in banks' available-for-sale securities portfolios, taking a chunk out of accumulated other comprehensive income and driving down tangible book value. With the recent slowdown in M&A, the impact of that accumulated other comprehensive income and tangible book value hit on M&A pricing is largely unknown, he said.

"Investors are left guessing what tangible book value is right now, and prospective buyers are in the same boat. That's an impediment to M&A," Cooper said. "I don't think someone's going to come out of the gate and be like, 'Hey, we're going to test investors' understanding of this, and we're going to do it with a bank that's got one of the biggest relative bond portfolios around.'"

Still, Cooper believes Republic First will fetch buyer interest.

"It's a clean bank and a buyer can come in and be like, 'We like making loans rather than buying bonds, and we have all these deposits so we're going to make loans. We're going to create value out of this,'" he said. "I definitely think that there are going to be a bunch of buyers in a normalized environment."

Alternative routes

As a result of the potential pricing challenges, the bank could opt to "hunker down," restructure its balance sheet under a new CEO and then try to pursue a sale once the M&A market returns to normal, Gorman said. "They're not going to get the premium that maybe they could have gotten a year ago," he said.

Another possibility for the company is a takeover by the investor activism group co-led by insurance executive George Norcross III and former TD Bank NA President and CEO Gregory Braca. In January, the Norcross-Braca group bought a significant stake in the company and expressed concerns about its performance. Since then, the investor group has continued to increase its position in the company and submitted a nonbinding proposal to boost its ownership to 51%.

In their initial letter to Republic First in February, the group suggested Braca would be an "outstanding candidate" for CEO in order to help the company expand its commercial business throughout metropolitan New York and Philadelphia, lower its expenses and invest more in digital and technology. The group declined to comment for this story.

Aside from determining the company's strategic direction, the board has a number of pressing issues to address in the interim. In the near term, it needs to find a CEO, get up to date on regulatory filings and hold its annual meeting to vote on its slate of directors.

"The bottom line is the board has got lots of work to do. Whether or not a deal materializes, they've got to run the bank on a day-to-day basis, and figuring out who's going to do that and what that's going to look like should be the first priority," Cooper said.